Exhibit 99.1

***FOR IMMEDIATE RELEASE***

FOR: ZIONS BANCORPORATION	Contact: James Abbott
One South Main Street	Tel: (801) 844-7637
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer

ZIONS BANCORPORATION UPDATES EFFECTS OF VOLCKER RULE AND

ANNOUNCES FOURTH QUARTER 2013 EARNINGS RELEASE DATE

SALT LAKE CITY, January 21, 2014 – Zions Bancorporation (Nasdaq: ZION) announced today that as a result of the issuance of an interim final rule (“IFR”), published by five federal regulatory agencies on January 14, 2014, a substantial majority of Zions’ trust preferred securities (“TruPS”) collateralized debt obligations (“CDOs”) will remain permissible holdings under the final rule adopted under Section 619 of the Dodd-Frank Act (commonly referred to as the “Volcker Rule”) and the IFR because they were invested primarily in “qualifying TruPS collateral”.

Zions had previously announced on December 16, 2013 that it had expected the impact from the Volcker Rule on such CDOs to result in pre-tax accounting charges and that, pro forma as of September 30, 2013, such charges would have been approximately $629 million based on CDO balances as of December 15, 2013 and CDO valuations as of September 30, 2013. As a result of the IFR, Zions will not be required to change its accounting treatment and take impairment charges in the fourth quarter with respect to the CDOs that are primarily invested in collateral considered qualifying TruPS collateral. Zions does expect a moderate accounting charge in the fourth quarter of 2013 with respect to CDO securities that are not covered by the IFR and remain prohibited under the Volcker Rule.

Additionally, Zions expects to sell a portion of its total CDO portfolio as a part of its overall effort to manage risk. The market pricing of TruPS CDOs has materially improved in the past several months, and in particular during the fourth quarter. While the large majority of the securities Zions expects to sell could be retained under the IFR, these securities generally have higher regulatory risk weightings, and by reducing exposure to such assets, Zions’ capital ratios under various stress test scenarios are materially stronger than if Zions held the assets. This also should position Zions to cancel the total return swap related to its CDO portfolio.

ZIONS BANCORPORATION

Press Release – Page 2

As a result of the change in the application of the Volcker Rule that was codified in the IFR and of the planned reduction in its risk profile, Zions is likely to resubmit its 2014 capital plan to the Federal Reserve.

The combined impact of the Volcker Rule and the IFR, and Zions’ decision to sell certain CDOs, is expected to result in pre-tax securities impairment charges of between $135 million and $145 million in the fourth quarter of 2013.

Zions will finalize its accounting for its CDO portfolio and incorporate the results in its fourth quarter 2013 earnings. As a result of the securities impairment charges as well as $80 million of one-time expense related to the successful tender and retirement of subordinated debt during the quarter, Zions expects to report a net loss of between $0.31 and $0.33 per share in the fourth quarter. However, because of the material improvement in the unrealized loss position on its CDO portfolio during the fourth quarter, Zions expects its tangible common equity per share to increase slightly from the prior quarter.

Zions expects to report its fourth quarter 2013 earnings results after the NASDAQ close on Monday, January 27, 2014. A conference call discussing the quarterly results will be held at 5:30 p.m. ET on the same day. Forward looking and other material information may be discussed on this conference call.

Media representatives, analysts and the public are invited to listen to the conference call by dialing (253) 237-1247 (domestic and international) and entering the passcode 29467185. Live audio of the call will be simultaneously broadcast over the internet and may be accessed on the company’s website at www.zionsbancorporation.com. The webcast will be archived and available for 30 days.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select western U.S. markets with combined total assets exceeding $50 billion. Zions operates its banking businesses under local management teams and community identities in 10 western and southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services and is a consistent recipient of numerous Greenwich Excellence awards in banking. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to subsidiary banks can be accessed at www.zionsbancorporation.com.

Forward-Looking Information

This press release contains statements that relate to the projected performance or condition of Zions and elements of or affecting such performance or condition, including statements with respect to Zions’ expected accounting actions and estimated charge to earnings, the impact of that on Zions’ capital ratios, the timing, nature and other elements of any CDO dispositions and related matters. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual facts, determinations, results or achievements may differ materially from the statements provided in this press release since such statements involve significant known and unknown risks and uncertainties. Among other things, the information on the charge to earnings and on the net loss for the fourth quarter represent preliminary estimated ranges only, and factors that might cause the actual fourth quarter charge to be higher or the net loss to be greater or that might result in other differences include, but are not limited to: completion of our analysis of the valuation for our CDO securities for the fourth quarter; completion of our accounting analysis with respect to the impact of the Volcker Rule, the IFR and our CDO securities and our expected sales of certain CDO securities, including the timing and magnitude of accounting charges; the timing, magnitude or nature of any CDO dispositions; the finalization of our fourth quarter and full year financial information generally; economic, market and business conditions being less favorable than expected; and other factors described in Zions’ most recent annual and quarterly reports. In addition, the statements contained in this press release are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future. Except as required by law, Zions disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

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